Exhibit 99.1

Contacts:	Joyce Strand (650) 631-3138
Jennifer Ruddock (650) 631-4954

Nektar Appoints Howard W. Robin President and CEO

San Carlos, Calif., January 8, 2007 – Nektar Therapeutics (Nasdaq:NKTR) today announced the appointment of Howard W. Robin as the company’s new President and CEO, effective January 15, 2007. Mr. Robin will replace Acting President and CEO Robert Chess who will remain Chairman of the Company.

Mr. Robin brings to Nektar more than 25 years of successful biopharmaceutical experience managing clinical development and commercial operations. At Sirna Therapeutics, where he was President and CEO for the past five years, he re-launched the company and created significant shareholder value that led to their acquisition by Merck for $1.1 billion. At Berlex Laboratories, as Corporate Vice President and General Manager of their U.S. Therapeutics division, Mr. Robin was responsible for the development of drugs, such as Betaseron® (Interferon beta-1b) for multiple sclerosis and Fludara® (fludarabine phosphate) for chronic lymphocytic leukemia, generating annual global sales in excess of $800 million.

“Howard is exactly the right person to lead Nektar. He has an outstanding track record of success in biopharmaceutical companies at multiple stages of growth. He is an exceptional leader, a proven businessman, and a person of absolute integrity. He has the skills and experience to lead Nektar to become a profitable, sustainable, high growth company that continues to create innovative drug-delivery based products that make a true difference in patients’ lives. I am delighted that he has decided to join Nektar as its next President and CEO,” said Robert Chess, Nektar Chairman, Acting President and CEO.

“I am absolutely thrilled to join Nektar, particularly at such a pivotal moment in the company’s history,” said newly named President and CEO Howard Robin. “Clearly, with the recent launch of Exubera® (insulin human (rDNA origin)) Inhalation Powder, easily the most innovative product to enter the diabetes market in a generation, Nektar is poised for new growth and positioned for new opportunities. I have an enormous amount of respect for the scientists, managers and intellectual property team at Nektar and look forward to working with them.”

Howard Robin, 53, for the past five years served as President and Chief Executive Officer of Sirna Therapeutics, a clinical-stage biotechnology company pioneering RNAi-based therapies for serious diseases and conditions, including age-related macular degeneration (AMD), hepatitis C, asthma, respiratory syncytial virus (RSV) and Huntington’s disease. Prior to joining Sirna, Mr. Robin served in a variety of functions during 20 years at Berlex Laboratories, the U.S. pharmaceutical subsidiary of the German pharmaceutical firm Schering AG. From 1991 to 2001 he was Corporate Vice President

and General Manager of the Therapeutics Division, as well as a member of the Executive Committee. From 1987 to 1991, he served as Vice President of Finance and Business Development and CFO. Prior to joining Berlex, Mr. Robin was a senior associate with Arthur Andersen & Co.

Robert Chess, current Chairman of the Board, has been serving as interim president and CEO since March 2006 when the then President and CEO Ajit Gill retired. Mr. Chess will continue to serve as Nektar Chairman of the Board.

About Nektar

Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. Nektar technology and know-how have enabled nine approved products for partners, which include the world’s leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its drug delivery technologies and expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

This press release contains forward-looking statements regarding Nektar management and business prospects. Important risks and uncertainties related to these forward-looking statements are detailed in Nektar’s reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly report on 10-Q for the quarter ended September 30, 2006. Actual results could differ materially from these forward-looking statements. Nektar assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments that may occur after the date of this release.

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Betaseron and Fludara are registered trademarks of Berlex, Inc.

Exubera is a registered trademark of Pfizer Inc.